Exhibit 3.1

SIXTH AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
PIXELWORKS, INC.

Pursuant to the Oregon Business Corporation Act (ORS Chapter 60), Pixelworks, Inc. hereby adopts the following Sixth Amended and Restated Articles of Incorporation, which shall supersede the heretofore existing Fifth Restated Articles of Incorporation and all previous amendment and restatements thereof.

ARTICLE 1.
NAME.

The name of the Corporation is Pixelworks, Inc.

ARTICLE 2.
SHARES AND RIGHTS THEREOF GENERALLY.

2.1          Authorized Stock.  The aggregate number of shares which the corporation shall have authority to issue is 250,000,000 shares of common stock with a par value of $0.001 per share (“Common Stock”) , and 50,000,000 shares of preferred stock with a par value of $0.001 per share (Preferred Stock”).

2.2          Rights of Common Stock.  The shares of common stock have unlimited voting rights and are entitled to receive the net assets of the Corporation on dissolution, subject to rights of the Preferred Stock.

2.3          Authority to Designate Series Preferred.  The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them.  Subject to compliance with applicable protective voting rights or consent rights which have been or may be granted to the Preferred Stock or any series thereof herein, by law, or in Articles of Amendment adopted by the Board of Directors (“Protective Provisions”), but notwithstanding any other rights of the Preferred Stock or any series thereof, the rights, privileges, preferences and restrictions of any such additional series may be subordinated to, made pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or made senior to any of those of any present or future class of series of Preferred or Common Stock.  Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series, prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding.  In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE 3.
DIRECTORS.

3.1          Number of Directors.  The number of directors of the Corporation shall be not less than three nor more than twelve, and within such limits, the exact number shall be fixed and increased or decreased from time to time by resolution of the Board of Directors.

3.2          Election of Directors.  If the number of directors is fixed by the Board of Directors at six or more, the directors shall be divided into three classes designated Class I, Class II and Class III, each class to be as nearly equal in number as possible.  At the next annual meeting of shareholders following that designation (“First Meeting”), directors of all three classes shall be elected.  The term of office of Class I directors shall expire at the first annual meeting of shareholders following their election.  The terms of Class II directors shall expire at the second annual meeting of shareholders following their election.  The terms of the Class III directors shall expire at the third annual meeting of shareholders following their election.  At each annual meeting of shareholders after the

Exhibit 3.1
First Meeting, each class of directors elected to succeed those directors whose terms expire shall be elected to serve for three-year terms and until their successors are elected and qualified, so that the term of one class of directors will expire each year.  When the number of directors is changed within the limits provided herein, any newly created directorships, or any decrease in directorships, shall be so apportioned among the classes as to make all classes as nearly equal as possible, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent directors.

3.3          Removal.  All or any number of the directors of the Corporation may be removed only for cause and at a meeting of shareholders called expressly for that purpose, by the vote of 75 percent of the votes then entitled to be cast for the election of directors.  Cause for removal shall be deemed to exist only if the director whose removal is proposed has engaged in criminal conduct or has engaged in fraudulent or dishonest conduct or gross abuse of authority or discretion with respect to the Corporation. At any meeting of shareholders at which one or more directors are removed, a majority of votes then entitled to be cast for the election of directors may fill any vacancy created by such removal.  If any vacancy created by removal of a director is not filled by the shareholders at the meeting at which the removal is effected, such vacancy may be filled by a majority vote of the remaining directors.

3.4          Amendment of Article. The provisions of this Article3 may not be amended, altered, changed or repealed in any respect unless such action is approved by the affirmative vote of not less than 75 percent of the votes then entitled to be cast for election of directors.

ARTICLE 4.
EXCLUSION OF DIRECTOR LIABILITY.

No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for conduct as a director; provided that this Article4 shall not eliminate the liability of a director for any act or omission for which such elimination of liability is not permitted under the Oregon Business Corporation Act.  No amendment to the Oregon Business Corporation Act that further limits the acts or omissions for which elimination of liability is permitted shall affect the liability of a director for any act or omission that occurs prior to the effective date of such amendment.

ARTICLE 5.
INDEMNIFICATION OF DIRECTORS, OFFICERS, & FIDUCIARIES.

5.1          Indemnification.  The Corporation shall indemnify to the fullest extent not prohibited by law any person who was or is a party or is threatened to be made a party to any Proceeding (as defined below) against all expenses (including attorney fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such Proceeding.

5.2          Advancement of Expenses.  Expenses incurred by a director or officer of the Corporation in defending a Proceeding shall in all cases be paid by the Corporation in advance of the final disposition of such Proceeding at the written request of such person, if the person:

5.2.1        furnishes the Corporation a written affirmation of the person’s good faith belief that such person has met the standard of conduct described in the Oregon Business Corporation Act or is entitled to be indemnified by the Corporation under any other indemnification rights granted by the Corporation to such person; and

5.2.2        furnishes the Corporation a written undertaking to repay such advance to the extent it is ultimately determined by a court that such person is not entitled to be indemnified by the Corporation under this Article 5 or under any other indemnification rights granted by the Corporation to such person.

Exhibit 3.1
Such advances shall be made without regard to the person’s ability to repay such advances and without regard to the person’s ultimate entitlement to indemnification under this Article 5 or otherwise.

5.3          Definition of Proceeding.  The term “Proceeding” shall include any threatened, pending, or completed action, suit, or proceeding, whether brought in the right of the corporation or otherwise and whether of a civil, criminal, administrative, or investigative nature, in which a person may be or may have been involved as a party or otherwise by reason of the fact that the person is or was a director or officer of the corporation or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the corporation, or is or was serving at the request of the corporation as a director, officer, or fiduciary of an employee benefit plan of another corporation, partnership, joint venture, trust, or other enterprise, whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification or advancement of expenses can be provided under this Article 5.

5.4          Non-Exclusivity and Continuity of Rights.  This Article 5:  (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any statute, agreement, general or specific action of the board of directors, vote of shareholders or otherwise, both as to action in the official capacity of the person indemnified and as to action in another capacity while holding office, (ii)shall continue as to a person who has ceased to be a director or officer, (iii)shall inure to the benefit of the heirs, executors, and administrators of such person, and (iv)shall extend to all claims for indemnification or advancement of expenses made after the adoption of this Article 5.

5.5          Amendments.  Any repeal of this Article 5 shall only be prospective and no repeal or modification hereof shall adversely affect the rights under this Article 5 in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any Proceeding.

ARTICLE 6.
SHAREHOLDER APPROVAL OF CERTAIN CORPORATE ACTIONS.

No agreement of merger or consolidation of this corporation which requires shareholder approval under the Oregon Business Corporation Act shall be approved or become effective unless the holders of not less than sixty-seven percent (67%) of the outstanding shares of the corporation entitled to vote thereon shall vote for the adoption of the agreement.  This corporation shall not sell, lease or exchange all or substantially all of its property and assets unless the holders of not less than sixty-seven percent (67%) of the outstanding shares of the corporation entitled to vote thereon shall vote for such sale, lease or exchange.  Dissolution or liquidation of the corporation shall require the prior approval of holders of not less than sixty-seven percent (67%) of the outstanding shares of the corporation entitled to vote thereon.

Exhibit 3.1
FIRST AMENDMENT TO
SIXTH AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
PIXELWORKS, INC.

Article 2 of the Sixth Amended and Restated Articles of Incorporation (the “Restated Articles”) of Pixelworks, Inc. is hereby amended by the addition of the following Section 2.4:

2.4          Preferred Stock Designation.  One series of Preferred Stock shall be designated “Special Voting Share Series Preferred Stock,” and shall consist of one (1) share (the “Special Voting Share”).  Special Voting Share Series Preferred Stock has an Issue Price of $0.001 per share.  The relative rights, preferences and limitations of the Special Voting Share Series Preferred Stock are as follows:

a.             Dividends. Neither the holder nor, if different, the owner of the Special Voting Share shall be entitled to receive dividends in its capacity as holder or owner thereof.

b.             Voting Right.  The holder of record of the Special Voting Share shall be entitled to all of the voting rights, including the right to vote in person or by proxy, of the Special Voting Share on any matters, questions, proposals or propositions whatsoever that may properly come before the stockholders of the Corporation at a meeting of the Corporation or in connection with a consent of the Corporation.

c.             Liquidation Preference.  In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the holder of the Special Voting Share shall be entitled to be paid out of the assets of the Corporation available for distribution to the stockholders, an amount equal to $0.001 before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on liquidation junior to the Special Voting Share as to distribution of assets upon liquidation, dissolution or winding-up.

d.             Ranking.  The Special Voting Share shall, with respect to rights on liquidation, dissolution and winding up, rank (i) pari passu with the Common Stock and (ii) junior to any other class or series of capital stock of the Corporation.

e.             Redemption.  The Special Voting Share shall not be subject to redemption except that at such time as no exchangeable shares (“Exchangeable Shares”) of Jaldi Semiconductor Corp. (“Jaldi”) (other than Exchangeable Shares owned by the Corporation and its affiliates) shall be outstanding and no shares of stock, debt, options or other agreements which could give rise to the issuance of any Exchangeable Shares to any person (other than the Corporation and its affiliates) shall exist, the Special Voting Share shall automatically be redeemed and cancelled, for an amount equal to $0.001 due and payable upon such redemption.  Upon any such redemption or other purchase or acquisition of the Special Voting Share by the Corporation, the Special Voting Share shall be deemed retired and cancelled and may not be reissued.

f.              Other Provisions.  Pursuant to the terms of an agreement (the “Voting and Share Trust Agreement”) to be entered into between the Corporation, Pixelworks Nova Scotia Company, Jaldi and CIBC Mellon Trust Company (the “Trustee”), as such agreement may be amended, modified or supplemented from time to time (the “Trust Agreement”):

(A)          during the term of the Trust Agreement, the Corporation may not, without the consent of the holders of the Exchangeable Shares, issue any other additional shares of the same series as the Special Voting Shares Series Preferred Stock;

(B)           with respect to all meetings of stockholders of the Corporation at which holders of the Corporation’s Common Stock are entitled to vote (each a “Meeting”) and with respect to any written consents, to the extent permitted by the Articles and by-laws of the Corporation, sought by the Corporation from its stockholders, including the holders of Common Stock (each a “ Consent”), the Special Voting Share shall vote

Exhibit 3.1
together with the Common Stock as a single class and subject to (C) shall have the identical voting rights to those of the Common Stock;

(C)           the Special Voting Share entitles the holder of record to a number of votes in respect of a Meeting or in respect of a Consent equal to the number of Exchangeable Shares (as defined by the Trust Agreement) outstanding on the record date for determining stockholders entitled to vote at the applicable Meeting or in connection with the applicable Consent, from time to time (other than Exchangeable Shares held by the Corporation and its affiliates);

(D)          the Trustee shall exercise the votes held by the Special Voting Share pursuant to and in accordance with the Trust Agreement;

(E)           the voting rights attached to the Special Voting Share shall terminate pursuant to and in accordance with the Trust Agreement; and

(F)           the powers, designations and preferences, participating, optional and other special rights, and the qualifications limitations and restrictions, of such Special Voting Share shall be as otherwise provided in the Trust Agreement.

Exhibit 3.1
SECOND AMENDMENT TO
SIXTH AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
PIXELWORKS, INC.

Section 3.2 of the Sixth Amended and Restated Articles of Incorporation, as amended (the “Restated Articles”) of Pixelworks, Inc. is hereby replaced in its entirety by the following Section 3.2:

3.2 NUMBER AND QUALIFICATION. The number of directors of the Corporation shall be not less than three nor more than twelve, and within such limits, the exact number shall be fixed and increased or decreased from time to time by resolution of the Board of Directors. If the number of directors is fixed by the Board of Directors at seven or less, the directors shall hold office until the next Annual Meeting of shareholders and until their successors have been elected and qualified. If the number of directors is fixed by the Board of Directors at eight or more, the directors shall be divided into three classes designated Class I, Class II and Class III, each class to be as nearly equal in number as possible. At the next Annual Meeting of shareholders following that designation (“First Meeting”), directors of all three classes shall be elected. The term of office of Class I directors shall expire at the first Annual Meeting of shareholders following their election. The terms of Class II directors shall expire at the second Annual Meeting of shareholders following their election. The terms of the Class III directors shall expire at the third Annual Meeting of shareholders following their election. At each Annual Meeting of shareholders after the First Meeting, each class of directors elected to succeed those directors whose terms expire shall be elected to serve for three-year terms and until their successors are elected and qualified, so that the term of one class of directors will expire each year. When the number of directors is changed within the limits provided herein, any newly created directorships, or any decrease in directorships, shall be so apportioned among the classes as to make all classes as nearly equal as possible, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent directors. Directors need not be residents of the State of Oregon or shareholders of the Corporation.

Exhibit 3.1
THIRD AMENDMENT TO
SIXTH AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
PIXELWORKS, INC.

Pursuant to the Oregon Business Corporation Act (ORS Chapter 60), Pixelworks, Inc. (the “Corporation”) hereby adopts the following Third Amendment to its Sixth Amended and Restated Articles of Incorporation.

1. Section 2.5 is added to ARTICLE 2. to read as follows:

     2.5 Reverse Stock Split. Effective as of June 4, 2008 at 12:01 am, each three (3) shares of Common Stock, $.001 par value per share (the “Old Common Stock”), then issued and outstanding shall automatically be combined into one (1) share of Common Stock, $.001 par value per share (the “New Common Stock”), of the Corporation without any further action by the holders of such shares of Old Common Stock.

          a. Fractional Shares. Any fractional shares resulting from that exchange will not be issued, but will be paid out in cash equal to such fraction multiplied by the closing trading price of the Corporation’s Common Stock on the Nasdaq Global Market or the Nasdaq Capital Market, as the case may be, on the trading day immediately before the Effective Date.

          b. Effect of Old Certificates. Each stock certificate representing shares of Old Common Stock shall thereafter represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been combined.

          c. Exchange. Each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of New Common Stock to which such person is entitled, or, at the discretion of the Corporation and unless otherwise instructed by such holder, book-entry shares in lieu of a new certificate or certificates evidencing and representing the number of whole shares of New Common Stock to which such person is entitled, under the foregoing reclassification and combination,

          d. Rights of New Common Stock. The New Common Stock issued in this exchange shall have the same rights, preferences and privileges as the Common Stock (as defined below).

2. Section 3.2 of ARTICLE 3. is amended by deleting the first sentence thereof.